Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 27, 2015 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in Shutterstock Inc.’s Annual Report on Form 10-K for the year ended December 31, 2014.

/s/ PricewaterhouseCoopers LLP
New York, New York
February 27, 2015